UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Credit Agreement

On March 20, 2014, we entered into a Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders that are party thereto.

The Credit Agreement provides for a term loan in the amount of $15,000,000. The term loan will mature on March 20, 2019. The outstanding principal amount of the term loan is payable follows:
•	$187,500 on June 30, 2014 and the last day of each fiscal quarter thereafter up to March 31, 2016;
•	$281,250 on June 30, 2016 and the last day of each fiscal quarter thereafter up to March 31, 2017; and
•	$375,000 on June 30, 2017 and the last day of each fiscal quarter thereafter.

On March 20, 2014, we used the proceeds of the term loan to finance the repayment of all amounts outstanding under our loan agreement with Deerpath Funding, LP and the payment of certain fees, cost and expenses related to the Credit Agreement.  We expect to incur, in the first quarter of 2014, a one-time charge of approximately $1.4 million in connection with the refinancing, of which approximately $.7 million is non-cash deferred financing costs. The Deerpath loan bore interest at a floating annual rate equal to LIBOR plus 8.00%, subject to a LIBOR floor of 9.5%, or a minimum of 11.5%.

The Credit Agreement also provides for a revolving loan commitment in the aggregate amount of up to $3,000,000. The outstanding principal amount of the revolving loan is due and payable on March 20, 2019. Additionally, the Credit Agreement provides for a $10,000,000 uncommitted incremental term loan facility to support permitted acquisitions.

The term loan and revolving loan will bear interest, at our option, at (i) the greater of 1% or LIBOR, plus an applicable margin or (ii) a base rate (as defined in the Credit Agreement) plus an applicable margin. Interest is payable monthly and the margin varies based upon our leverage ratio. See table below of applicable margin rates.

Total Leverage Ratio	Base Rate Margin	LIBOR Rate Margin
> 2.75:1.0	3.00%	4.00%
< 2.75:1.0 but > 2.25:1	2.50%	3.50%
< 2.25:1	2.00%	3.00%

We may voluntarily prepay the principal amount outstanding under the revolving loan at any time without penalty or premium.  We must pay a premium if we make a voluntary prepayment of outstanding principal under the term loan during the first two years following the closing date or if we are required to prepay outstanding principal under the Credit Agreement with proceeds resulting from certain asset sales or debt incurrence. The premium is 1% or 0.50% of the principal amount being prepaid depending on whether the prepayment occurs on or before the first anniversary of the closing date or subsequent to the first anniversary date through the second anniversary of the closing date. In addition, we are required to repay outstanding principal with 50% of excess cash flow, certain overadvances, asset sale proceeds, debt proceeds, and proceeds from judgments and settlements.

Under the Credit Agreement, we are required to maintain a fixed charge coverage ratio of not less than 1.5 to 1.0 beginning with the quarter ending June 30, 2014 and each calendar quarter thereafter, and a leverage ratio of not greater than 3.5 to 1.0 beginning with the quarter ending June 30, 2014 with the levels stepping down thereafter.

The Credit Agreement contains customary affirmative and negative covenants, including, among others, limitations with respect to debt, liens, fundamental changes, sale of assets, prepayment of debt, investments, dividends, and transactions with affiliates.

The Credit Agreement contains customary events of default, including, among others,  payment defaults, covenant defaults, judgment defaults, bankruptcy and insolvency events, cross defaults to certain indebtedness, incorrect representations or warranties, and change of control. In some cases, the defaults are subject to customary notice and grace period provisions.

Guaranty and Security Agreement

In connection with the Credit Agreement, we and our wholly owned active subsidiaries entered into a Guaranty and Security Agreement, dated as of March 20, 2014, with Wells Fargo Bank. Under the Guaranty and Security Agreement, we and each of our wholly owned active subsidiaries have guaranteed all obligations under the Credit Agreement and granted a security interest in substantially all of our and our subsidiaries’ assets.

The foregoing descriptions of the Credit Agreement and the Guaranty and Security Agreement do not summarize or include all terms relating to the financing, and are qualified in their entirety by reference to the full text of those agreements, copies of which are filed as Exhibit 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Credit Agreement dated as of March 20, 2014 by and among Wells Fargo Bank, National Association, as administrative agent, the lenders that are parties thereto, and Asure Software, Inc., as borrower.
10.2	Guaranty and Security Agreement dated as of March 20, 2014 among Asure Software, Inc., the other grantors party thereto, and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: March 25, 2014	By:	/s/ Jennifer Crow
Jennifer Crow, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of March 20, 2014 by and among Wells Fargo Bank, National Association, as administrative agent, the lenders that are parties thereto, and Asure Software, Inc., as borrower.
10.2	Guaranty and Security Agreement dated as of March 20, 2014 among Asure Software, Inc., the other grantors party thereto, and Wells Fargo Bank, National Association.